SURNA®
Let's Grow Together™

INVESTOR FACT SHEET

Q2 2019

As of June 30, 2019

Stock Data

Stock price	$0.039
52-week price range	$0.035 – 0.186
Avg. trading volume (3 mo.)	440,000
Market cap (millions)	$8.9

Condensed Financial Data (millions)

Balance Sheet

Cash	$1.9
Working capital deficit	$1.2
Debt	$0.0
Shareholders' deficit	$0.0

Income Statement (Q2 '19 YTD)

Operating income (loss)	$(0.8)
Net income (loss)	$(0.8)
Income (loss) per share	$(0.003)

Capitalization (millions)

Common shares outstanding	227.7
Potentially dilutive shares	62.2
Authorized common	350.0
Preferred shares outstanding	42.0

Additional Information

Tony McDonald
President and CEO
tony@surna.com
(303) 993-5271

Adjusted operating income (loss) means GAAP operating income (loss), after adjustment for non-cash equity compensation expense, debt-related items and depreciation expense.

For additional information, please refer to our Q2 2019 Investor Presentation in the Investor Relations section of our website.

Business Description

Surna Inc. designs, engineers and manufactures environmental control systems for indoor cannabis cultivation facilities in the U.S. and Canada. Our energy and water efficient solutions precisely control temperature and humidity and satisfy the evolving regulatory requirements facing growers. With our involvement in over 800 grow facilities since 2006, we are a trusted advisor to indoor growers for their environmental and bio-security design and control management.

Facility Lifecycle Matrix

Expanded Product/Service Offering + Meeting Wider Range of Cultivators' Environmental Control Needs + Over the Facility's Full Lifecycle = Greater and More Consistent and Predictable Revenue

	Design →	Construction →	Startup →	Operation
current offerings	✓ Design options ✓ Budgeting ✓ Project timelines ✓ Engineering – MEP ✓ Engineering – HVAC controls ✓ Rebate incentive consulting	✓ Products – modular chilled water/other HVAC ✓ Supervision of install and construction ✓ Hardware – controls system ✓ Controls integration – HVAC	✓ Commissioning ✓ Operator training ✓ Warranty service ✓ Facility controls systems	✓ Equipment retrofitting ✓ Facility assessment and redesign services (retrofit) ✓ Facility controls systems

Acquisition and Capital Markets Strategy

Goal: Create widely held, actively traded, fully valued Nasdaq-listed company by Q4 2020

	Organic Business	Public Company Platform	Strategic
Point A (2018)	• Revenue: $9.6 MM (3-year CAGR 8%) • Adjusted net loss: $(2.6) MM • New build projects: Nearly 100% of revenue	• OTCQB-traded; penny stock • Current trading multiple: 1.2x EV/LTM revenue • Public company costs: Approx. 10% of revenue • Limited access to capital markets	• Previously, no strategic acquisition plan
Execution Plan	• Expansion/retrofit projects: Target 25% of revenue • Facility lifecycle products/services • Hydroponic/specialty retail store penetration	• Recapitalize company • Satisfy Nasdaq listing requirements	• Complete one or more strategic acquisition(s) of complementary products/services companies in cannabis sector • Raise capital from strategic investors
Point B (2020)	• Revenue: Target $20 MM (3-year CAGR 28%) • Adjusted net income: Target $1 MM • Reduce new build projects: Target <75% of total revenue	**• Nasdaq-listing** **• Public company costs: Target 3% of revenue** **• Target peer group trading comps: 3.5x EV/LTM revenue**	• Acquired revenue: Target $20 MM annual run rate • Acquired adjusted net income: Target $1 MM annual run rate

Condensed Operating Results ($ in millions)

	Q2 '18	Q3 '18	Q4 '18	Q1 '19	Q2 '19
Revenue	$2.0	$3.3	$2.2	$1.8	$4.2
Gross margin	26.1%	33.0%	20.4%	27.7%	34.4%
Operating income (loss)	$(1.4)	$(0.6)	$(0.9)	$(0.9)	$0.1
Adjusted operating income (loss)	$(0.6)	$(0.1)	$(0.8)	$(0.5)	$0.4
Cash	$1.6	$1.4	$0.3	$0.5	$1.9